EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING DECLARES DIVIDEND OF $0.12 PER SHARE

EL PASO, Texas - January 15, 2013 - Western Refining, Inc. (NYSE:WNR) today announced its Board of Directors approved a $0.12 per share dividend for the first quarter of 2013. The dividend will be paid on February 14, 2013, to shareholders of record on January 30, 2013.

Jeff Stevens, Western's President and Chief Executive Officer, commented, “This is the second dividend increase since the first quarter of 2012 and represents a 50% increase from the fourth quarter 2012 dividend. Our Board of Directors is committed to continuing to return capital to our shareholders. This increased dividend reflects the Company's confidence in the continued strength of the margin environment and the investments we are making in our business.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western's asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained herein include statements about future: commitment to return cash to shareholders, strength of the margin environment, and investments in our business.  These statements are subject to the general risks inherent in our business and may or may not be realized.  Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.